Exhibit 99.1

Contact:
Christopher J. Zyda
Senior Vice President &

Chief Financial Officer

Phone: (415) 217-4500
Email: ir@luminentcapital.com

LUMINENT MORTGAGE CAPITAL ANNOUNCES
COMMERCIAL PAPER FACILITY

SAN FRANCISCO, CA August 3, 2006 - Luminent Mortgage Capital, Inc. (NYSE: LUM) today announced it has established a $1 billion single-seller commercial paper facility, Luminent Star Funding I, to fund its mortgage-backed securities portfolio.

“Luminent Star Funding, our single-seller commercial paper program, advances our strategic progress toward diversification of our funding sources,” said Gail P. Seneca, Chairman of the Board and Chief Executive Officer. “With Luminent Star Funding in place, Luminent will further reduce reliance on repurchase agreement financing, and further increase access to economical and reliable funding.”

ABN AMRO Bank N.V. and its affiliate, LaSalle Bank NA play an integral role in the program. Robert Juelis, Managing Director at ABN AMRO, commented, “We are pleased to support Luminent in their strategic funding objectives in this highly innovative program.”

Luminent is organized and conducts its operations so as to qualify as a real estate investment trust for federal income tax purposes. Luminent’s principal activity is to invest in mortgage-backed securities and loans, thereby providing capital to the single family residential housing market. Luminent’s website can be found at www.luminentcapital.com.

This news release and Luminent’s filings with the Securities and Exchange Commission contain forward-looking statements that predict or describe future events or trends. The matters described in these forward-looking statements are subject to known and unknown risks, uncertainties and other unpredictable factors, many of which are beyond Luminent’s control and are based on the information, including estimates, currently available to Luminent’s management. Luminent faces many risks that could cause its actual performance to differ materially from the results expressed or implied by its forward-looking statements, including, without limitation, the possibilities that interest rates may change, that principal payment rates may change, that mortgage-backed securities or mortgage loans may not be available for purchase on favorable terms, that borrowings to finance the purchase of assets may not be available on favorable terms, that Luminent may not be able to maintain its dividend or the yield on its common stock, that Luminent may not be able to maintain its qualification as a REIT for federal income tax purposes, that Luminent may experience the risks associated with investing in real estate, including changes in business conditions and the general economy, that Luminent’s recently adopted business strategy to purchase mortgage loans for securitization may not be successful, and that Luminent’s strategies may not be effective (including portfolio management and hedging strategies and strategy to protect net interest spreads). Luminent’s filings with the Securities and Exchange Commission contain a more complete description of these and many other risks to which Luminent is subject. Because of those risks, Luminent’s actual results, performance or financial condition may differ materially from the results, performance or financial condition contemplated by its forward-looking statements. The information set forth in this news release represents management’s current expectations and intentions. Luminent assumes no responsibility to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise.